Exhibit 99.1


                   Immersion and Sony Computer Entertainment
             Conclude Litigation and Enter into Business Agreement


    SAN JOSE & FOSTER CITY, Calif.--(BUSINESS WIRE)--March 1, 2007--Immersion Corporation (NASDAQ:IMMR), a leading developer and licensor of touch feedback technology, and Sony Computer Entertainment
(SCE) today announced the companies have agreed to conclude their patent litigation at the U.S. Court of Appeals for the Federal Circuit and have entered into a new business agreement to explore the inclusion of Immersion technology in PlayStation(R) format products.

    "We are pleased to have put this litigation behind us," said Immersion CEO Victor Viegas. "Our new business agreement with Sony Computer Entertainment is specifically intended to enable advanced vibration capability for the benefit of the PlayStation gaming community. We are happy to provide our technology in this regard and hope to make technical proposals very soon with respect to use of our technology in the PlayStation products."

    Immersion will receive the amount of the judgment entered by the District Court, which includes damages, pre-judgment interest, costs, and interest, in addition to retaining compulsory license fees ordered by the District Court which were already paid. Terms of the business agreement between the parties provide SCE with certain new rights with respect to Immersion's patent portfolio. Additional financial terms are not being disclosed. The conclusion of this litigation and the agreement will have no material impact on Sony's consolidated earnings forecast announced on January 30, 2007.

    "We look forward to exploring with Immersion exciting new ways to bring the largest and best range of gameplay experiences to our customers," said Kazuo Hirai, President and Group Chief Operating Officer, Sony Computer Entertainment Inc. "We are very excited about our new partnership with Immersion and the potential for new and innovative products incorporating their technologies."

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion's advanced touch feedback technology (www.immersion.com/corporate/products/), electronic user interfaces can be made more productive, compelling, entertaining, or safer. Immersion's technology is deployed across automotive, entertainment, industrial controls, medical training, mobility, and three-dimensional simulation markets. Immersion's patent portfolio includes over 600 issued or pending patents in the U.S. and other countries.

    About SCEA

    Sony Computer Entertainment America Inc. continues to redefine the entertainment lifestyle with its PlayStation(R) and PS one(TM) game console, the PlayStation(R)2 and PLAYSTATION(R)3 computer entertainment systems and the PSP(R) (PlayStation(R)Portable) system. Recognized as the undisputed industry leader, Sony Computer Entertainment America Inc. markets the PlayStation family of products and develops, publishes, markets and distributes software for the PS one game console, the PlayStation 2 and PLAYSTATION 3 computer entertainment systems and the PSP system for the North American market. Based in Foster City, Calif. Sony Computer Entertainment America Inc. serves as headquarters for all North American operations and is a wholly owned subsidiary of Sony Computer Entertainment Inc.

    About SCEI

    Recognized as the global leader and company responsible for the progression of consumer-based computer entertainment, Sony Computer Entertainment Inc. (SCEI) manufacturers, distributes and markets the PlayStation(R) game console, the PlayStation(R)2 computer entertainment system, the PSP(R) (PlayStation(R)Portable) handheld entertainment system and the upcoming, much-anticipated PLAYSTATION(R)3 (PS3(TM)) system. PlayStation has revolutionized home entertainment by introducing advanced 3D graphic processing, and PlayStation 2 further enhances the PlayStation legacy as the core of home networked entertainment. PSP is a new handheld entertainment system that allows users to enjoy 3D games, with high-quality full-motion video, and high-fidelity stereo audio. PS3 is an advanced computer system, incorporating the state-of-the-art Cell processor with super computer like power. SCEI, along with its subsidiary divisions Sony Computer Entertainment America Inc., Sony Computer Entertainment Europe Ltd., and Sony Computer Entertainment Korea Inc. develops, publishes, markets and distributes software, and manages the third party licensing programs for these platforms in the respective markets worldwide. Headquartered in Tokyo, Japan, Sony Computer Entertainment Inc. is an independent business unit of the Sony Group.

    Forward-looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

    All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning the possible inclusion of vibro-tactile or force feedback technologies in peripheral devices for consumer gaming, or sales of vibro-tactile or force feedback peripheral devices for consumer gaming; any statements regarding consumer response that may occur as a result of having touch feedback in peripheral devices or consumer and market acceptance of touch feedback products in general; any statements regarding proposed products or services; any statements regarding future economic conditions or performance; statements of belief; and any statement or assumption underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business, which include but are not limited to, delay in or failure to achieve commercial demand for Immersion's products or the licensed products or a delay in or failure to achieve the acceptance of touch feedback as a critical user experience.

    For a more detailed discussion of these factors, and other factors that could cause Immersion's actual results to vary materially, interested parties should review the risk factors listed in Immersion's most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion's beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

    Immersion and the Immersion logo are trademarks of Immersion
Corporation.

    "PlayStation" and "PLAYSTATION" are registered trademarks of Sony Computer Entertainment, Inc.

    All other trademarks are the property of their respective owners.



    CONTACT: A&R Edelman for Immersion Corporation
             Alexandra Skillman, +1-650-762-2842
             askillman@ar-edelman.com
             or
             Sony Computer Entertainment America
             Dave Karraker, +1-650-655-6044
             Dave_karraker@playstation.sony.com
             or
             Sony Computer Entertainment Inc.
             Corporate Communications, +81.3.6438.8686